Ed Murray
Wyoming Secretary of State
2020 Carey Avenue, Suite 700
Cheyenne, WY 82002-0020
Ph. 307.777.7311
Fax 307.777.5339
Email: Business@wyo.gov

Ed Murray, WY Secretary of State
FILED: 07/05/2017 01:59 PM
Original ID: 2015-000682634
Amendment ID: 2017-002100718

Profit Corporation
Articles of Amendment

1. Corporation name:

Webstar Technology Group, Inc.

2. Article number(s) as noted below is amended as follows:

The Articles of Incorporation of Webstar Technology Group, Inc. are amended and restated in their entirety as provided for in the Amended and Restated Articles of Incorporation attached hereto as Exhibit A.

3. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself which may be made upon facts objectively ascertainable outside the articles of amendment.

N/A

4. The amendment was adopted on June 21, 2017
(Date – mm/dd/yyyy)

Received
JUL - 3 2017
Secretary of State
Wyoming

5. Approval of the amendment: *(Please check **only one** appropriate field to indicate the party approving the amendment.)*

☐ **Shares were *not* issued** and the board of directors or incorporators have adopted the amendment.

OR

☐ **Shares were issued** and the board of directors have adopted the amendment *without shareholder approval*, in compliance with W.S. 17-16-1005.

OR

☑ **Shares were issued** and the board of directors have adopted the amendment *with shareholder approval*, in compliance with W.S. 17-16-1003.

Signature: [signature] **Date:** June 21, 2017

(May be executed by Chairman of Board, President or another of its officers.) *(mm/dd/yyyy)*

Print Name: Joseph Stingone

Contact Person: Nan Kreamer, CFO

Title: President

Daytime Phone Number: (904) 466-1118

Email: nan@avenuecfo.com

(Email provided will receive annual report reminders and filing evidence.)
**May list multiple email addresses*

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- ☐ Please review form prior to submitting to the Secretary of State to ensure all areas have been completed to avoid a delay in the processing time of your documents.

EXHIBIT A

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

WEBSTAR TECHNOLOGY GROUP, INC.

ARTICLE I
NAME AND ADDRESS OF THE CORPORATION; REGISTERED AGENT

A. The name of the corporation shall be Webstar Technology Group, Inc. (the "Corporation").

B. Subject to the immediately following sentence, the mailing address and principal office of the Corporation shall be at 4231 Walnut Bend, Jacksonville, FL 32257. The Board of Directors of the Corporation (the "Board") shall have the power to change the mailing address and principal office of the Corporation.

C. Subject to the immediately following sentence, the registered agent of the Corporation shall be Corporate Creations Network Inc., 5830 E. 2nd Street, Casper, WY 82609. The Board shall have the power to change the registered agent of the Corporation.

D. The Corporation may maintain an office, or offices, in such other place within or without the State of Wyoming as may be from time to time designated by the Board or by the bylaws of the Corporation (the "Bylaws"), and the Corporation may conduct all Corporation business of every kind and nature outside the State of Wyoming as well as within the State of Wyoming.

ARTICLE II
PERPETUAL DURATION OF THE CORPORATION

The period of the Corporation's duration is perpetual.

ARTICLE III
PURPOSE

A. The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Wyoming Business Corporation Act.

B. In addition to, and not in limitation of Section A of this Article III, the Corporation shall have the power to do all things necessary or convenient to carry out its business and affairs, including without limitation power to:

(i) Sue and be sued, complain and defend in its corporate name;

(ii) Have a corporate seal, which may be altered at will, and to use it, or a facsimile of it, by impressing or affixing it or in any other manner reproducing it;

(iii) Make and amend bylaws, not inconsistent with its articles of incorporation or with the laws of the State of Wyoming, for managing the business and regulating the affairs of the Corporation;

(iv) Purchase, receive, lease, or otherwise acquire, and own, hold, improve, use, and otherwise deal with, real or personal property, or any legal or equitable interest in property, wherever located;

(v) Sell, convey, mortgage, pledge, lease, exchange, and otherwise dispose of all or any part of its property;

(vi) Purchase, receive, subscribe for, or otherwise acquire; own, hold, vote, use, sell, mortgage, lend, pledge, or otherwise dispose of; and deal in and with shares or other interests in, or obligations of, any other entity;

(vii) Make contracts and guarantees, incur liabilities, borrow money, issue its notes, bonds, and other obligations which may be convertible into or include the option to purchase other securities of the Corporation, and secure any of its obligations by mortgage or pledge of any of its property, franchises, or income;

(viii) Lend money, invest and reinvest its funds, and receive and hold real and personal property as security for repayment;

(ix) Be a promoter, partner, member, associate, or manager of any partnership, joint venture, trust, or other entity;

(x) Conduct its business, locate offices, and exercise the powers granted by the laws of the State of Wyoming, within or without the State of Wyoming;

(xi) Elect Directors and appoint officers, employees, and agents of the Corporation, define their duties, fix their compensation;

(xii) Transact any lawful business; and

(xiii) Make payments or donations, or do any other act, not inconsistent with law, that furthers the business and affairs of the Corporation.

ARTICLE IV
AUTHORIZED CAPITAL

A. The aggregate number of shares of all classes of capital stock which this Corporation shall have authority to issue is (i) 300,000,000 shares of common stock, par value $0.0001 per share (the "Common Stock"), and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share (the "Preferred Stock").

B. The designations, classes, preferences, limitations, relative rights and obligations, and variations in the relative rights and preferences as between different series of Preferred Stock, and other terms and conditions of the Preferred stock, shall be as determined by the Board and in any such determination, the Board shall have the power, with respect to the Preferred Stock, to:

(i) Classify any unissued shares of Preferred Stock into one (1) or more classes or into one (1) or more series within a class;

(ii) Reclassify any unissued shares of any class of Preferred Stock into one (1) or more classes or into one (1) or more series within one (1) or more classes; and

(iii)Reclassify any unissued shares of any series of any class of Preferred Stock into one (1) or more classes or into one (1) or more series within a class.

C. The holders of Common Stock shall have and possess all rights as shareholders of the Corporation, including such rights as may be granted elsewhere by these Articles of Incorporation, except as such rights may be limited by the preferences, privileges and voting powers, and the restrictions and limitations of the Preferred Stock.

D. Subject to preferential dividend rights, if any, of the holders of Preferred Stock, dividends on the Common Stock may be declared by the Board of Directors and paid out of any funds legally available therefor at such times and in such amounts as the Board of Directors shall determine.

E. The capital stock, after the amount of the subscription price has been paid in, shall not be subject to assessment to pay the debts of the Corporation.

F. Any capital stock of the Corporation may be issued for money, property, services rendered, labor done, cash advances for the Corporation, or for any other assets of value in accordance with the action of the Board, whose judgment as to value received in return therefor shall be conclusive and said stock when issued shall be fully paid and non-assessable.

G. The Board shall have the authority to impose restrictions upon the transfer of the capital stock of the Corporation as it deems necessary in the best interests of the Corporation or as required by the Wyoming Business Corporation Act or any other law.

ARTICLE V
CUMULATIVE VOTING

Cumulative voting for the election of Directors shall not be permitted.

ARTICLE VI
PREEMPTIVE RIGHTS

No holder of any stock of the Corporation shall be entitled, as a matter of right, to purchase, subscribe for or otherwise acquire any new or additional shares of stock of the Corporation of any class, or any options or warrants to purchase, subscribe for or otherwise acquire any such new or additional shares, or any shares, bonds, notes, debentures or other securities convertible into or carrying options or warrants to purchase, subscribe for or otherwise acquire any such new or additional shares unless specifically authorized by the governing board of the Corporation, but such additional shares of stock or other securities convertible into stock may be issued or disposed of by the Board to such persons and on such terms as in its discretion it shall deem advisable.

ARTICLE VII
GOVERNING BOARD AND BYLAWS

A. The governing board of the Corporation shall be known as the Board of Directors (the "Board"). The initial number of Directors shall be three (3) persons, provided that the number of the Directors may from time to time be increased or decreased in such manner as shall be permitted by the Bylaws. There shall not be fewer than one member of the Board.

B. In any uncontested election of Directors, each person receiving a majority of the votes cast shall be deemed elected. For purposes of this paragraph, a 'majority of the votes cast' shall mean that the number of votes cast 'for' a Director must exceed the number of votes cast 'against' that Director (with 'abstentions' and 'broker non-votes' not counted as a vote cast with respect to that Director). In any contested election of Directors, the persons receiving a plurality of the votes cast, up to the number of directors to be elected in such election, shall be deemed elected.

C. The Board shall have the power to adopt, amend and repeal the Bylaws.

ARTICLE VIII
SHAREHOLDER MEETINGS AND VOTING ON CORPORATE ACTIONS

A. Meetings of shareholders shall be held at such time and place as provided in the bylaws of the Corporation or by resolution of the board of Directors.

B. At all meetings of the shareholders, the presence of 50% of all votes entitled to be cast at the meeting shall constitute a quorum.

C. Any action required or permitted by this act to be taken at a shareholders' meeting may be taken without a meeting, and without prior notice, if consents in writing setting forth the action so taken are signed by the holders of outstanding shares having not less than the minimum number of votes that would be required to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted. The written consent shall bear the date of signature of the shareholder who signs the consent and be delivered to the Corporation for inclusion in the minutes or filing with the corporate records.

ARTICLE IX
INDEMNIFICATION OF DIRECTORS OFFICERS, EMPLOYEES, FIDUCIARIES AND AGENTS

A. The liability of the Directors or officers of the Corporation for money damages for any action taken, or any failure to take any action, as a Director or officer is hereby limited to the fullest extent permissible under the Wyoming Business Corporation Act provided, however that no liability is limited or eliminated for (i) the amount of financial benefit received by a director or officer to which he is not entitled; (ii) an intentional infliction of harm on the Corporation or shareholders; (iii) A violation of Section 17-16-833 Wyoming Business Corporation Act; or (iv) an intentional violation of criminal law.

B. The Corporation shall indemnify, to the fullest extent permitted by the Wyoming Business Corporation Act, any person, and the estate and personal representative of any such person, against all liability and expense (including attorneys' fees) incurred by reason of the fact that he is or was a Director or officer of the Corporation or, while serving at the request of the Corporation as a Director, officer, partner, trustee, employee, fiduciary, or agent of, or in any similar managerial or fiduciary position of, another domestic or foreign corporation or other individual or entity or of an employee benefit plan. The Corporation also shall indemnify any person who is serving or has

served the Corporation as Director, officer, employee, fiduciary, or agent, and that person's estate and personal representative, to the extent and in the manner provided in any bylaw, resolution of the shareholders or Directors, contract, or otherwise, so long as such provision is legally permissible.

C. The Corporation shall advance expenses in advance of the final disposition of the case to or for the benefit of a Director, officer, employee, fiduciary, or agent, who is party to a proceeding such as described in this Article IX to the maximum extent permitted by applicable law.

D. If the Wyoming Business Corporations Act is amended after this Article is adopted to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Wyoming Business Corporations Act, as so amended.

E. Any repeal or modification of this Article IX by the shareholders of the Corporation shall not adversely affect any right or protection of a Director or officer of the Corporation or other person entitled to indemnification existing at the time of such repeal or modification.

ARTICLE X
CONFLICTING INTEREST TRANSACTIONS

No act, contract, or other transaction between the Corporation and one or more of its Directors, officers, or employees, or between the Corporation and any corporation or association of which one or more of this Corporation's officers, Directors, or employees are in any way interested, shall be affected or invalidated in any way because of such fact; provided, that such fact shall have been known to or disclosed to the Board of Directors of the Corporation prior to its authorization of such act, contract or other transaction. Any Director or Directors of the Corporation so interested may be present and may be counted in determining the existence of a quorum at any meeting of the Board of Directors which authorized or ratified such act, contract, or other transaction, and such Director or Directors may vote thereat with like force and effect as if they were not interested.

SIGNATURE

IN WITNESS WHEREOF, I have hereunto set my hand this 21 day of June, 2017, hereby declaring and certifying that the facts stated hereinabove are true.

By: ______________________
Joseph P. Stingone
Chief Executive Officer

RECEIPT

Secretary of State
2020 Carey Avenue
Cheyenne, WY 82002-0020

ROBERT A KREAMER; NAN A KREAMER
48 LOGGERHEAD LN
PONTE VEDRA, FL 32082

RECEIPT INFORMATION

Receipt #: **001237735**
Receipt Date: **07/05/2017**
Processed By: **Jordyn Gray**

DO NOT PAY!
This is not a bill.

Description of Charges	Reference	Quantity	Unit Price	Total
Common Amendment - Profit Corporation - Domestic	2017-002100718	1	$50.00	$50.00
	TOTAL CHARGES PAID			**$50.00**

Description of Payment	Reference	Amount
Payment-Check / Money Order	1465	$50.00
	TOTAL PAYMENT	**$50.00**

In Reference To:
Webstar Technology Group, Inc. (2015-000682634); Amendment ID: 2017-002100718

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